Exhibit 99.1
The AZEK® Company Announces Sale of Commercial Segment’s Scranton Products Business to Sky Island Capital

CHICAGO—June 24, 2025 (BUSINESS WIRE)-- – The AZEK Company Inc. (NYSE: AZEK) ("AZEK" or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® Decking and Railing, AZEK® and Versatex® Trim, and StruXure® pergolas, today announced the completion of its divestiture of Scranton Products, a division of its Commercial segment, to Sky Island Capital, a private equity firm focused on partnering exclusively with privately-held manufacturing companies.

“Today marks an exciting new chapter for the Scranton Products team,” said Jonathan Skelly, President, Residential and Commercial at The AZEK Company. “We believe Sky Island brings the vision and focus needed to accelerate Scranton Products’ growth and success in the commercial space. With a legacy dating back to 1978, Scranton Products has long been a market leader in high-quality HDPE plastic solutions. We are deeply grateful for their contributions to our business and confident they will continue to lead the industry in durable bathroom partitions and lockers.”

Rob Donlon, who has been with Scranton Products for over 20 years and currently serves as Vice President and General Manager, will remain in his leadership role as the business transitions under new ownership. His deep experience and commitment to Scranton Products will continue to guide the team through this next chapter.

“We’re proud to join forces with the Scranton Products team,” said Jack Waterstreet, Managing Partner at Sky Island Capital. “Their track record and market reputation speak for themselves, and we look forward to helping the company unlock its next phase of growth.”

Sky Island Capital serves as a resource and strategic partner of manufacturing companies with one goal in mind – growth. Their team has worked with more than 50 manufacturing companies, not only as strategic partners, but also as day-to-day operators. They work in a variety of sectors, including advanced materials, industrial products, and technology.

Scranton Products will continue to operate from its current location, ensuring continuity for its employees, customers, and partners.

William Blair & Company acted as financial advisor, and Latham & Watkins LLP acted as legal advisor, to The AZEK Company in the sale of Scranton Products to Sky Island Capital.

For more information on Scranton Products, visit scrantonproducts.com.

About The AZEK® Company
The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, AZEK® and Versatex® Trim, and StruXure® pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, our products are made from up to 85% recycled material and primarily replace wood on the outside of homes, providing a long-lasting,

Exhibit 99.1
eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Most Responsible Companies by Newsweek, a Top Workplace by the Chicago Tribune and U.S. News and World Report, one of Barron’s 100 Most Sustainable U.S. Companies, one of TIME’s World’s Best Companies in Sustainable Growth for 2025, and celebrated in Fast Company’s 2024 Brands That Matter list, where TimberTech was highlighted as a benchmark brand. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan, Minnesota and Texas.

AZEK Investor Relations Contact:
Eric Robinson
312-809-1093
ir@azekco.com

AZEK Media Contact:
Amanda Cimaglia
312-809-1093
media@azekco.com

Source: The AZEK Company Inc.